Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of January 25, 2021, is by and among HG Vora Capital Management, LLC (“HG Vora”) and The ODP Corporation, a Delaware corporation (the “Company”).

WHEREAS, as of the date hereof, HG Vora beneficially owns 5,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to add one new director to the Board at the recommendation of HG Vora (the “New Director”); and

WHEREAS, the Company has reached an agreement with HG Vora with respect to certain matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Board Matters; 2021 Annual Meeting.

(a) HG Vora shall have the right, so long as (x) HG Vora (together with any Affiliates (as defined below) of HG Vora) does not cease to beneficially own at least 5.0% of the Company’s then outstanding shares of Common Stock (excluding any situation where HG Vora (together with any Affiliates of HG Vora) ceases to own at least 5.0% of the outstanding shares of Common Stock because of any action of the Company including, without limitation, as the result of a share repurchase or similar Company actions that reduce the number of outstanding shares of Common Stock, the “Company Ownership Level Minimum”)) and (y) HG Vora has not materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, to designate to the Board Marcus Dunlop, Partner at HG Vora, to serve as the New Director. In connection with the foregoing, and as a condition to the New Director’s appointment to the Board, the New Director will provide to the Company information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of the Company’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and will consent to appropriate background checks comparable to those undergone by other non-management directors of the Company (the “Required Director Information”). The Board and all applicable committees of the Board shall take all necessary actions to:

(i) increase the size of the Board to 10 and to appoint the New Director as a director of the Company to fill the resulting vacancy with a term expiring at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”);

(ii) except in the event (A) HG Vora (together with any Affiliates of HG Vora) ceases to own the Company Ownership Level Minimum or (B) HG Vora has materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, prior to the 2021 Annual Meeting, nominate the New Director as one of not more than 10 total candidates for election to the Board at the 2021 Annual Meeting, each having a term expiring at the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”); provided, however, that as a condition to the Company’s obligation to nominate the New Director for reelection at the 2021 Annual Meeting, the New Director shall (x) be required to provide the Required Director Information, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”), and (y) have complied at all times in all material respects with the Company Policies (as defined below); and

(iii) during the Covered Period, so long as (A) HG Vora (together with any Affiliates of HG Vora) does not cease to own the Company Ownership Level Minimum and (B) HG Vora has not materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, without the prior written consent of HG Vora, the Board shall not increase the size of the Board to more than (x) 10 directors prior to the opening of the polls at the 2021 Annual Meeting and (y) 10 directors from and after the opening of polls at the 2021 Annual Meeting.

(b) At the 2021 Annual Meeting, except in the event (A) HG Vora (together with any Affiliates of HG Vora) ceases to own the Company Ownership Level Minimum or (B) HG Vora has materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, in each case, prior to the 2021 Annual Meeting, the Company agrees to recommend to the stockholders, and support and solicit proxies for, the election of the New Director in the same manner as the Company has supported its nominees for election at prior annual meetings of stockholders; provided, however, that as a condition to the Company’s obligation to make such recommendation and to support and solicit proxies in such a manner, the New Director shall (x) be required to provide the Required Director Information, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC, and (y) have complied at all times in all material respects with the Company Policies.

(c) The New Director shall be required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members, including the Company’s Code of Ethical Behavior, the Company’s Related Person Transactions Policy and the Board of Directors Corporate Governance Guidelines (collectively, the “Company Policies”), and, subject to the Confidentiality Agreement (as defined herein), preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. HG Vora shall provide the Company with such information concerning HG Vora as requested in writing by the Company that is required to be disclosed under applicable law or the rules of any applicable stock exchange, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement. The Company agrees that it will not amend any Company Policy for the purpose of disqualifying the New Director from service on the Board or any committee thereof.

(d) During the Covered Period, HG Vora agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned and entitled to be voted by HG Vora in accordance with the Board’s recommendations with respect to (i) each appointment or election of directors (including the election to the Board of those director nominees nominated for election by the Board) and any removal of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm, (iii) the Company’s “say on pay” proposal, (iv) the Company’s Long-Term Incentive Plan and (v) any other Company proposal or stockholder proposal, except for any proposal to amend, adopt, ratify, extend the term of, replace, or otherwise approve any shareholder rights agreement or other poison pill, including the Amended and Restated Rights Agreement, dated as of June 30, 2020, among the Company and the other parties thereto; provided, however, that, solely with respect to the foregoing clause (v), in the event both the Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend against the Board’s recommendation with respect to such other Company proposal or stockholder proposal presented at such annual or special meeting of stockholders of the Company, HG Vora shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation.

(e) The New Director shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation)) on December 31, 2021, or if earlier, if: (i) HG Vora (together with any Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum; (ii) HG Vora otherwise ceases to comply with or breaches any material provision of, this Agreement; or (iii) HG Vora submits a notice of director nominations in connection with the 2022 annual meeting of the Company. In furtherance of the foregoing, prior to his or her appointment to the Board, the New Director shall, and HG Vora shall cause the New Director to, execute an irrevocable resignation in the form attached to this Agreement as Exhibit A (the “Irrevocable Resignation”).

(f) If the New Director does not stand for election at the 2021 Annual Meeting, or ceases to be a director before the end of the Covered Period (as defined below), whether as a result of death or incapacity or for any other reason, and at such time HG Vora (together with any Affiliates of HG Vora) beneficially owns the Company Ownership Level Minimum and HG Vora has not materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, then HG Vora will recommend to the Board a substitute person to fill the resulting vacancy (who shall (i) be a “Partner” or more senior member of HG Vora, (ii) be subject to the approval (such approval not to be unreasonably withheld or delayed) of the Nominating and Corporate Governance Committee of the Board after consideration in good faith and exercising its fiduciary duties, in accordance with its customary practices for reviewing Board candidates, (iii) have the relevant financial and business experience to be a director of the Company and (iv) satisfy the publicly disclosed guidelines and policies of the Company with respect to service on the Board) (such person, a “Replacement Director”). For the avoidance of doubt, any “Partner” or other more senior investment professional of HG Vora shall be deemed to have the relevant financial and business experience to be a director of the Company. In the event that the Corporate Governance and Nominating Committee of the Board does not accept (in accordance with the standards set forth herein) a Replacement Director nominee recommended by HG Vora, HG Vora will have the right to recommend additional Replacement Director nominees, subject to the terms of this Section 1(f), for prompt consideration by the Corporate Governance and Nominating Committee. Upon the acceptance of a Replacement Director nominee by the Corporate Governance and Nominating Committee, the Board will appoint such Replacement Director to the Board as promptly as practicable and in any event no later than five business days after the Corporate Governance and Nominating Committee’s recommendation of such Replacement Director (which recommendation shall be made promptly after the Corporate Governance and Nominating Committee’s acceptance of such Replacement Director nominee). The Replacement Director will thereafter be deemed the New Director for purposes of this Agreement and be entitled to the same rights and be subject to the same requirements under this Agreement that had been applicable to the replaced New Director, and the Company agrees that the Board will appoint such Replacement Director to the Board to serve the unexpired term of the replaced New Director. Following the appointment of any Replacement Director to replace the New Director in accordance with this Section 1(g), all references to the New Director herein shall be deemed to include any Replacement Director (it being understood that this sentence shall apply whether or not references to the New Director expressly state that they include any Replacement Director). If at any time (x) HG Vora (together with any Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum or (y) HG Vora has materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach, the right of HG Vora pursuant to this Section 1(g) to participate in the recommendation of a Replacement Director to fill the vacancy caused by the New Director or any Replacement Director ceasing to be a director shall automatically terminate. Prior to the appointment of any Replacement Director to the Board, the Replacement Director will submit to the Company the Required Director Information.

(g) During the Covered Period (as defined below), so long as (A) HG Vora (together with any Affiliates of HG Vora) does not cease to own the Company Ownership Level Minimum, (B) HG Vora has materially breached this Agreement and failed to cure such breach within 5 business days of written notice from the Company to HG Vora specifying any such breach and (C) the New Director is a member of the Board, (i) the Board shall not form a Transaction Committee, Executive Committee or any other committee of the Board with functions similar to those customarily granted to a Transaction Committee or Executive Committee without offering to the New Director the opportunity to be a member of such committee, and (ii) notwithstanding anything to the contrary in this Agreement, with respect to any Board consideration of mergers, acquisitions of material assets, dispositions of material assets, or other extraordinary transactions, such consideration, and voting with respect thereto, shall take place only at the full Board level or in committees of which the New Director is a member.

(h) The term “Covered Period” shall mean the period beginning on the date of this Agreement and continuing until the earlier of (i) the date that is fourteen days prior to the first day stockholders are eligible to submit stockholder director nominations for the 2022 Annual Meeting pursuant to the Bylaws and (ii) December 31, 2021; provided, however, that if HG Vora (together with Affiliates of HG Vora) ceases to beneficially own the Company Ownership Level Minimum the Covered Period shall immediately terminate.

2. Standstill.

(a) HG Vora agrees that, during the Covered Period, it shall not, and shall cause each of its Affiliates, Associates (each as defined below) and each of its Representatives (as defined below) acting on behalf or at the behest of HG Vora, its Affiliates or Associates, not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Securities Exchange Act of 1934, as amended) or consents to vote, or seek to advise, encourage or influence any person, other than any Affiliates of HG Vora, with respect to the voting of any securities of the Company or any of its subsidiaries or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) for the election of individuals to the Board or to approve stockholder proposals, or become a

“participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting in its sole discretion (subject to compliance with this Agreement)) or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), other than as permitted hereby; provided, however, that nothing in this clause (i) or any other provision of this Agreement shall restrict or prevent HG Vora from supporting or engaging in solicitation activities relating to the 2021 Annual Meeting or any future annual or special meeting, to the extent such support or solicitation activities are consistent with the Company’s recommendations disclosed in the Company’s proxy statement prepared in connection with such annual or special meeting;

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not Affiliates of HG Vora with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement (including lending any securities of the Company to any person for the purpose of allowing such person to vote such securities in connection with any stockholder vote of the Company), or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, or grant any proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to any securities of the Company), other than as permitted hereby;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, (x) any ownership, including, without limitation, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), in, (y) any economic interest in, or (z) any direct or indirect right to direct the voting or disposition of, in each of the foregoing cases, any securities of the Company or any rights decoupled from the underlying securities of the Company (other than a broad-based market basket or index transaction) that would result in HG Vora (together with any Affiliates of HG Vora) owning, controlling or otherwise having any beneficial or other ownership interest in more than 9.9% in the aggregate of the shares of Common Stock outstanding at such time; provided that nothing herein will require Common Stock to be sold to the extent HG Vora and any Affiliates of HG Vora, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or similar Company actions that reduces the number of outstanding shares of Common Stock, as long as the beneficial or other ownership interest of HG Vora does not increase thereafter (except solely as a result of corporate actions taken by the Company);

(iv) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, any securities of the Company or any voting rights decoupled from the underlying securities of the Company to any third party that would knowingly result in such third party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in more than 5% in the aggregate of the shares of Common Stock outstanding at the time; provided, however, that the foregoing restriction shall not apply to (x) any transaction with a third party (which shall exclude any party to this Agreement, any member of the Board or officer of the Company, and any Affiliate or Associate of HG Vora) who already has a Schedule 13G on file with the SEC with respect to its ownership of Common Stock or any third party who represents to HG Vora and the Company in writing that as a result of such transaction it will file a Schedule 13G with respect to its ownership of Common Stock (provided that, unless such third party is an institutional stockholder (e.g., Fidelity, Vanguard, etc.), such third party, together with its Affiliates and Associates, will not, after giving effect to such transaction, own, control or otherwise have beneficial ownership in more than 10% in the aggregate of the shares of Common Stock outstanding at such time), or (y) any transaction approved by written consent of a majority of the Board (excluding the New Director or any Replacement Director, if applicable); or agree or commit (whether or not in writing) to take any of the actions referred to in the foregoing clause;

(v) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), make any public statement with respect to an Extraordinary Transaction or tender any securities of the Company into any tender or exchange offer by Staples, Inc., USR Parent, Inc., Sycamore Partners Management L.P. or any of their respective Affiliates or Associates, or any person that is part of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any of the foregoing (collectively, the “Staples Parties”), if the Board publicly recommends that the stockholders of the Company reject such tender or exchange offer, unless, at the time such securities are tendered, all conditions to the consummation of such tender or exchange offer have been satisfied (including the receipt of any required approvals under, and the termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, applicable antitrust laws, and any financing condition), except for (x) any condition that the number of shares of common stock of the Company (taken together with any shares owned by the person making such offer) that would represent at least a majority of the shares of common stock of the Company outstanding as of immediately following the consummation of such offer have been validly tendered and not properly withdrawn in such offer and (y) any conditions that by their nature are to be satisfied at the time of the consummation of such offer, but subject to such conditions being capable of being satisfied at such time, provided, however, that neither this clause nor clause (iv) shall (A) prohibit HG Vora or any Affiliate of HG Vora from tendering any securities of the Company into any tender or exchange offer with respect to any Extraordinary Transaction other than as set forth above in this sentence with respect to any tender or exchange offer by any of the Staples Parties; (B) prohibit HG Vora or any Affiliate of HG Vora from privately (in a manner not reasonably expected to result in any public disclosure) advocating for such actions with the Board or prohibit HG Vora or any Affiliate of HG Vora from privately (in a manner not reasonably expected to result in any public disclosure) engaging in discussions with any of their respective legal or financial advisors regarding an Extraordinary Transaction in accordance with the Confidentiality Agreement or, if approved by the Board, participating in such transaction or any other actions to the extent approved by the Board; or (C) restrict the receipt of any consideration by HG Vora or an Affiliate of HG Vora on the same basis as other stockholders of the Company in connection with an Extraordinary Transaction;

(vi) (A) seek representation on or nominate any candidate to the Board, except as set forth herein, (B) seek or encourage the removal of any member of the Board, (C) conduct a referendum of stockholders, (D) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) or otherwise or (E) seek or request the extension of any deadline for director nominations;

(vii) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any hedging, put or call option or “swap” transaction) with respect to any securities of the Company (other than a broad-based market basket or index transaction);

(viii) take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board, except as set forth herein; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s restated certificate of incorporation, as amended, or (except as set forth herein) the Amended and Restated Bylaws of the Company (the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix) make any public disclosure, announcement or statement regarding any intent, purpose, arrangement, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x) (A) commence, encourage or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors, or (B) take any action challenging the validity or enforceability of any of the provisions of this Section 2(a) or publicly disclose, or cause or facilitate the public disclosure (including the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purposes, plan or proposal to take any action challenging the validity or enforceability of any provisions of this Section 2(a), in any such case other than (w) litigation to enforce the provisions of this Agreement, (x) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against HG Vora or any Affiliates of HG Vora, (y) the exercise of statutory appraisal, dissenters or similar rights under the DGCL and (z) bringing bona fide disputes that do not relate to the subject matter of this Agreement;

(xi) take any action which could cause or require the Company or any Affiliate of the Company to make a public announcement regarding any of the foregoing (other than as permitted under subclauses (w), (x), (y) or (z) of clause (ix) above), or publicly seek or request permission to do any of the foregoing;

(xii) make any public communication in opposition to (A) any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination or (B) any financing transaction, in each case involving the Company or any of its Affiliates and approved by the Board;

(xiii) request, directly or indirectly, that the Company or the Board or any of their respective representatives amend or waive any provision of this Section 2(a), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any party; or

(xiv) enter into any discussions, negotiations, agreements or understandings with any third party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any third party to take any action or cause any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

The foregoing provisions of this Section 2(a) shall not be deemed to prohibit (i) HG Vora and its representatives from communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any party; (ii) the New Director from taking any actions that may be taken solely in his or her capacity as a member of the Board in accordance with his or her fiduciary duties to all stockholders of the Company; or (iii) HG Vora or any Affiliate of HG Vora from making any factual statement as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by HG Vora or any Affiliate of HG Vora). Notwithstanding anything to the contrary in this Agreement, if the Board (or any committee thereof) determines to initiate any process to consider an Extraordinary Transaction (including the engagement of an investment banker) that would involve a sale of 50% or more of the Company’s equity securities or assets (which transaction may be structured as a sale of assets, sale of equity interests, merger, consolidation, tender offer or other business combination), the Company will ensure that all members of the Board are promptly and, to the extent reasonably practicable, simultaneously notified of any such determination.

(b) For purposes of this Agreement:

(i) The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(ii) The terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons that at any time during the term of this Agreement become Affiliates or Associates of any applicable person referred to in this Agreement.

(c) HG Vora agrees to be responsible for any breach by any of its Affiliates, Associates or by any of its Representatives acting on the behalf of or at the behest of HG Vora, its Affiliates or Associates, of the terms of this Agreement applicable to HG Vora’s Affiliates, Associates or Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy that the Company may have against such Affiliates, Associates or Representatives with respect to such breach) and, for the avoidance of doubt, any such breach shall be deemed a breach by HG Vora.

3. Expenses. Each party shall bear its own expenses incurred in connection with the matters related to this Agreement.

4. Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document of the Company or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which the Company is bound.

5. Representations of HG Vora. HG Vora represents and warrants as follows: (a) HG Vora has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by HG Vora, constitutes a valid and binding obligation and agreement of HG Vora and is enforceable against HG Vora in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by HG Vora does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to HG Vora, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document of HG Vora or any material agreement, contract, commitment, understanding or arrangement to which HG Vora is a party or by which HG Vora is bound; (d) as of the date hereof, HG Vora beneficially owns an aggregate of 5,000,000 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by HG Vora (together with any Affiliates of HG Vora); (e) as of the date hereof, and except as set forth in clause (d) above, neither HG Vora nor any of its Affiliates currently has, or currently has any right to acquire, any interest in any securities of the Company or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company, including any swaps or other derivative arrangements, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other class or series of the Company’s stock, payment of cash or by other consideration, without regard to any short position under any such contract or arrangement) (other than a broad-based market basket or index transaction); and (f) neither HG Vora nor any of its Affiliates, directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate, the New Director or any Replacement Director, if applicable, for serving as a nominee or director of the Company with any cash, securities of the Company or other form of compensation related to the Company. For the avoidance of doubt, nothing herein shall prohibit HG Vora from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

6. Term.

(a) This Agreement is effective as of the date hereof and shall remain in full force and effect for the duration of the Covered Period, unless terminated on such other date established by mutual consent of the parties hereto.

(b) Any obligation to tender the New Director’s resignation or cause such a resignation pursuant to Section 1(e), this Section 6, and Section 8 (Trading in Securities of the Company) through Section 17 (Interpretation and Construction) shall survive the termination of this Agreement. No termination pursuant to Section 6(a) shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

7. Director Programs. The New Director shall participate in all programs in which the Company’s other non-employee directors participate with respect to D&O insurance, exculpation, advancement and reimbursement of expenses and indemnification in connection with such New Director’s service on the Board. No member of the Board, including the New Director, shall accept any compensation for service on the Board from any person other than the Company.

8. Trading in Securities of the Company. Except as the parties hereto may otherwise mutually agree and without limiting the provisions of Section 2, for so long as an officer, director, consultant, partner (other than a partner who is solely a limited partner) or employee of HG Vora or any of its Affiliates remains a director of the Company, HG Vora shall not, and shall cause each of its Affiliates or Associates (each as defined below) not to, other than through a trading plan established pursuant to Rule 10b-5-1 under the Exchange Act, trade in any securities of the Company (including Common Stock) during trading blackout periods generally applicable to directors under the blackout calendar as currently in effect (as it may reasonably be modified from time to time on a good faith basis). Upon request by the Company, HG Vora shall advise the Company as to its compliance with the Company’s trading policies applicable to directors with respect to shares of Common Stock beneficially owned by HG Vora. The Company agrees to notify the New Director in writing on the day of the start of each “open window” when the directors and officers of the Company are permitted to trade in securities of the Company, other than with respect to non-discretionary sales effected by the Company that are “sale to cover” transactions in respect of vested employee equity awards.

9. Mutual Non-Disparagement. Subject to applicable law, each of the parties hereto covenants and agrees that, during the Covered Period, or if earlier, until such time as the other party or any of its controlled Affiliates, successors, assigns, partners, members, officers, key employees, directors or agents shall have breached this Section 9, neither it nor any of its respective Affiliates, successors, assigns, partners, members, officers, key employees, directors or agents shall in any way, directly or indirectly, cause, express or cause to be expressed, orally or in writing, any publicly disparaging remarks with regard to (or make any other public statement or communication that would reasonably be construed to be derogatory) the other party or such other party’s subsidiaries, affiliates, successors, assigns, stockholders, or current, future or former officers, directors, partners, employees, agents, attorneys or representatives, or any of their businesses, products or services.

10. Confidentiality; Public Announcement.

(a) The Company hereby agrees that the New Director is permitted to and may provide confidential information subject to and in accordance with the terms of the confidentiality agreement, dated as of the date hereof, between the Company and HG Vora (the “Confidentiality Agreement”), which HG Vora agrees to cause the New Director to abide by.

(b) Promptly following the execution of this Agreement, the Company and HG Vora shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor HG Vora shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except in accordance with the Confidentiality Agreement or with the prior written consent of the other party. During the Covered Period, neither the Company nor HG Vora shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by applicable law or the rules of any stock exchange.

11. Miscellaneous. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware and to require the resignation of the New Directors from the Board pursuant to Section 1(e), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking relief. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief. This Section 11 is not the exclusive remedy for any violation of this Agreement. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 13 or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

12. Entire Agreement: Amendment: Waiver. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

13. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when delivered in person, by e-mail (receipt confirmation requested) or by overnight courier, when actually received during normal business hours at the address specified in this Section 13:

If to the Company:

The ODP Corporation

6600 North Military Trail

Boca Raton, FL 33496

Attention: N. David Bleisch, EVP, Chief Legal & Administrative Officer

Email:       David.Bleisch@officedepot.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Alan M. Klein

            Jakob Rendtorff

Email: aklein@stblaw.com

            jrendtorff@stblaw.com

If to HG Vora:

HG Vora Capital Management, LLC

330 Madison Avenue, 20th Floor

New York, NY 10017

Attention: Mandy Lam, General Counsel

Email:       mlam@hgvora.com

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Eleazer Klein

Email:       Eleazer.Klein@srz.com

14. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

15. Release of Claims.

(a) On behalf of themselves and each of their respective directors, officers, managers, members, shareholders and employees, the Company, on the one hand, and HG Vora and its Affiliates, on the other hand, severally and not jointly release and forever discharge each other, and each of their respective successors, assigns, parent and subsidiary companies, joint ventures, partnerships, owners, directors, officers, partners, principals, managers, members, employees, attorneys, consultants, financial advisors, shareholders, insurers and agents (collectively, “Released Persons”) from all claims and demands, rights and causes of action of any kind arising out of or relating to this Agreement, the Confidentiality Agreement, and the election of directors at the 2021 Annual Meeting prior to the execution of this release. Notwithstanding anything to the contrary in this Section 14, the Company, on the one hand, and HG Vora and its Affiliates, on the other hand, severally and not jointly do not release any obligations or claims related to the enforcement of the terms and provisions of this Agreement.

(b) It is the intention of the parties that the foregoing release set forth above in clause (a) shall be effective as a bar to all matters released herein. In furtherance and not in limitation of such intention, the release described herein shall be, and shall remain in effect as, a full and complete release, notwithstanding the discovery or existence of any additional or different facts or claims. It is expressly understood and agreed that this Agreement is intended to cover and does cover not only all known facts and/or claims but also any further facts and/or claims not now known or anticipated, but which may later develop or should be discovered, including all the effects and consequences thereof. Each party expressly acknowledges and understands that it may hereafter discover facts in addition to or different from those which it now believes to be true with respect to the subject matter of the matters released herein, but expressly agrees that it has taken these possibilities into account in electing to participate in this Agreement, and that the release given herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts, as to which each Party expressly assumes the risk.

16. Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or electronic mail transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

17. No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and their successors and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

18. Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

THE ODP CORPORATION

By:	/s/ N. David Bleisch
Name: N. David Bleisch
Title: Executive Vice President, Chief Legal & Administrative Officer

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date hereof.

HG VORA CAPITAL MANAGEMENT, LLC

By:	/s/ Parag Vora
Name: Parag Vora
Title: Manager

[Signature Page to Cooperation Agreement]

Exhibit A

IRREVOCABLE RESIGNATION

January 26, 2021

Board of Directors

The ODP Corporation

6600 North Military Trail

Boca Raton, FL 33496

Re: Irrevocable Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement, dated as of January 25, 2021 (the “Agreement”) among The ODP Corporation (the “Company”) and HG Vora Capital Management, LLC (“HG Vora”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

Pursuant to Section 1(e) of the Agreement, effective only upon, and subject to, the earliest of (i) such time as HG Vora (together with any Affiliates of HG Vora) ceases collectively to beneficially own (as defined in Rule 13d-3 (as in effect from time to time) promulgated by the SEC under the Exchange Act) the Company Ownership Level Minimum, (ii) such time as HG Vora otherwise ceases to comply with or breaches any material provision of the Agreement, (iii) such time as HG Vora submits a notice of director nominations in connection with the 2022 annual meeting of the Company and (iv) December 31, 2021, I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Marcus Dunlop